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                                                                    EXHIBIT 99.1

                     OPENWAVE SYSTEMS INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

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
                                                    Years ended June 30,
                                                 -----------------------------
                                                   2000       1999      1998
                                                 ---------  --------  --------
Revenues:
  License....................................... $  93,126  $ 32,076  $ 17,984
  Maintenance and support services..............    25,835    13,507     4,396
  Professional services.........................    27,447    14,800     6,558
                                                 ---------  --------  --------
    Total revenues..............................   146,408    60,383    28,938
                                                 ---------  --------  --------
Cost of revenues:
  License.......................................     6,742     3,046     1,663
  Maintenance and support services..............    14,889     5,797     2,700
  Professional services.........................    16,971     8,685     5,161
                                                 ---------  --------  --------
    Total cost of revenues......................    38,602    17,528     9,524
                                                 ---------  --------  --------
    Gross profit................................   107,806    42,855    19,414
                                                 ---------  --------  --------
Operating expenses:
  Research and development......................    59,889    28,934    17,822
  Sales and marketing...........................    68,421    33,597    19,541
  General and administrative....................    24,061    12,099     7,277
  Stock-based compensation......................    10,184     2,236       335
  Amortization of goodwill and other intangible
   assets.......................................   216,614       329       --
  In-process research and development...........    27,700     3,210       --
  Merger, acquisition, and integration related
   costs........................................    10,395       --        --
                                                 ---------  --------  --------
    Total operating expenses....................   417,264    80,405    44,975
                                                 ---------  --------  --------
    Operating loss..............................  (309,458)  (37,550)  (25,561)
Interest income, net............................    23,220     2,829       446
                                                 ---------  --------  --------
    Loss before income taxes....................  (286,238)  (34,721)  (25,115)
Income taxes....................................    (2,019)   (2,316)     (446)
                                                 ---------  --------  --------
    Net loss.................................... $(288,257) $(37,037) $(25,561)
Accretion on redeemable convertible preferred
 stock..........................................       --       (403)     (825)
                                                 ---------  --------  --------
    Net loss attributable to common
     stockholders............................... $(288,257) $(37,440) $(26,386)
                                                 =========  ========  ========
Basic and diluted net loss attributable to
 common stockholders per share.................. $   (2.06) $  (0.52) $  (0.47)
                                                 =========  ========  ========
Shares used in computing basic and diluted net
 loss attributable to common stockholders per
 share..........................................   139,921    71,514    56,617
                                                 =========  ========  ========
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